Filed Pursuant to Rule 433

Registration Statement No. 333-198130

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations	Media Relations
Evan Black & Kristina Carbonneau	Laurie Kight
800.493.8219	214.801.6455
InvestorRelations@santanderconsumerusa.com	LKight@santanderconsumerusa.com

Santander Consumer USA Holdings Inc. Announces Secondary Offering by

Sponsor Auto Finance Holdings Series LP

Dallas, TX (September 2, 2014) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced the public secondary offering of 10,047,954 shares, or 2.88% of our outstanding common stock, by Sponsor Auto Finance Holdings Series LP (“Sponsor Auto”), an investment vehicle jointly owned by investment funds affiliated with certain entities, including Warburg Pincus LLC and Kohlberg Kravis Roberts & Co. L.P. Upon completion of the offering, Sponsor Auto will own approximately 1.18% of the common stock of SCUSA. Santander Consumer USA Holdings Inc. will not receive any proceeds from this offering. J.P. Morgan is acting as the sole underwriter for the offering.

A shelf registration statement on Form S-1 (File No. 333-198130) has been declared effective by the Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the offering will be filed with the SEC and, when available, may be obtained from the SEC’s website at www.sec.gov or by contacting:

J.P. Morgan Securities LLC

c/o Broadridge Financial Services

1155 Long Island Avenue

Edgewood, NY 11717

Attn: Prospectus Department

Tel: 866-803-9204

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Santander Consumer USA Holdings Inc.

Santander Consumer USA Holdings Inc. (NYSE: SC) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced portfolio of more than $37 billion (as of June 30, 2014), has more than two million customers across all credit grades, and is headquartered in Dallas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,”

“plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (f) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (g) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (h) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (i) we are subject to certain bank regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (j) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, its actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward- looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward- looking statements attributable to us are expressly qualified by these cautionary statements.

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